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                                                                    EXHIBIT 23-2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our reports dated
June 1, 2000, relating to the financial statements and schedules, which appear in the annual report of the Connecticut Natural Gas Corporation Employee Savings Plan and the annual report of the Connecticut Natural Gas Corporation Union Employee Savings Plan which are included in Amendment No. 1, dated June 26, 2000, to the Annual Report of CTG Resources, Inc. on Form 10-K/A for the year ended September 30, 1999 and to all references to our firm included in this Registration Statement. We also consent to the reference to us under the heading "Experts" in the related Prospectus pertaining to such Plans.

                                                /s/ ARTHUR ANDERSEN LLP

Hartford, Connecticut

September 1, 2000